Exhibit 99.(p)(22)

Code of Ethics

as of January 1, 2022

Table of Contents

1.1	Introduction and General Principles		1
1.2	Persons Covered by the Code		1
1.3	Securities and Accounts Covered by the Code		1
1.4	Ethical Behavior and Legal Compliance		2
1.5	Conflicts of Interest		2
	1.5.1	Outside Business Activities	2
	1.5.2	Financial Interests or Ownership in Other Business	3
	1.5.3	Gifts and Entertainment	3
	1.5.4	Political Contributions / Services for Government Entities	3
	1.5.5	Charitable Contributions	3
	1.5.6	Conflicts Among Client Interests	4
	1.5.7	Other Outside Activities	4
	1.5.8	Oversight of Compliance Department	4
1.6	Confidentiality of Information		4
1.7	Privacy		5
1.8	Form ADV Disclosure		5
1.9	Insider Trading Policy		5
1.10	Personal Trading Transaction Procedures and Reporting		6
	1.10.1	Restricted Transactions	7
	1.10.2	Pre-Clearance	7
	1.10.3	Timing of Personal Transactions	7
	1.10.4	Case-by-Case Exemptions	7
1.11	Review and Recordkeeping Requirements		8
	1.11.1	Initial Holdings Reports	8
	1.11.2	Quarterly Transaction Reports	9
	1.11.3	Annual Holdings Reports	9
1.12	Compliance and Reporting Procedures		9
	Code of Ethics Appendices		10
	Initial Agreement to Abide by the Code of Ethics		12
	Annual Certification of Compliance to Code of Ethics		12
	Initial Agreement to Abide by the Code of Ethics – Temporary Access		12
	Outside Business Activities Form		12
	Political Contribution Form		12
	Initial Personal Securities Holdings Report		12
	Quarterly Report of Personal Securities Transactions		12
	Annual Personal Securities Holdings Report		12
	Personal Securities Trading Request		12
	Client Gift Approval Form		12
	Code of Ethics Acknowledgement, Receipt and Acceptance Form.		Error! Bookmark not defined.

i

1.1 Introduction and General Principles

Altrius Capital Management (“Altrius” or “Company”) is committed to the highest standards of ethical conduct expected of Altrius personnel. Pursuant to Rule 204A-1, Altrius is required to establish a standard of business conduct for its Associated Persons. This Code of Ethics (“Code”) sets forth those standards and outlines, among other things, personal trading by personnel, gifts, the prohibition against the use of inside information, and other potential conflicts of interest. This Code is designed to:

●	Protect Altrius’s clients by deterring misconduct by Altrius personnel;

●	Educate personnel regarding Altrius’s expectations and the laws governing their conduct;

●	Protect the reputation of Altrius;

●	Guard against violation of the securities laws;

●	Prevent the unauthorized trading in client or personnel accounts; and

●	Remind personnel that they are in a position of trust and must always act with complete propriety.

Honesty, integrity, and professionalism are hallmarks of Altrius. Altrius maintains the highest standards of ethics and conduct in all its business relationships. This Code covers a wide range of business practices and procedures but may not address all situations.

1.2 Persons Covered by the Code

If you are an “Access Person” as defined in Rule 204A-1 you are required to comply with the Altrius Code of Ethics. An Access Person is defined as an employee of the Adviser who is not an Exempt Person. At present, all employees of the Adviser are deemed Access Persons. It would be highly unusual for an Altrius employee to be an Exempt Person and not be covered by the Code. Any questions as to whether an individual is required to comply with Altrius’s Code should be directed to the Chief Compliance Officer (“CCO”).

1.3 Securities and Accounts Covered by the Code

“Covered Security” typically means any stock, bond, future, investment contract or any other instrument that is considered a “security” under the Advisers Act. The term “Covered Security” is very broad and includes items you might not ordinarily think of as “securities” including, but not limited to:

●	Options on securities, indexes and currencies;

●	Limited partnership interests;

●	Foreign unit trusts and foreign mutual funds; and

●	Private Investment funds, hedge funds and investment clubs.

Exceptions from the term “Covered Security” as expressly excluded from the reporting requirements of Rule 204A-1 include:

●	Direct obligations of the US government;

●	Banker’s acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt obligations, including repurchase agreements;

●	Shares issued by money market funds;

●	Shares of open-end mutual funds that are registered under the Investment Company Act;

●	Shares issued by unit investment trusts that are invested exclusively in one or more open- end funds, none of which are funds advised or sub-advised by Altrius; and

●	Exchange traded funds (“ETF”)

A “Covered Account” is any account where an Altrius employee has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in a Covered Security in that account. A Covered Account includes any account held by persons residing in the same household as the Altrius employee (spouse, children, parent etc.).

1.4 Ethical Behavior and Legal Compliance

Altrius is a fiduciary for its investment advisory clients. Because of this fiduciary relationship, it is generally improper for Altrius or its employees to:

●	use for their own benefit (or the benefit of anyone other than the client) information about Altrius’s trading or recommendations for client accounts;

●	engage in any manipulative practice with respect to securities, including price manipulation;

●	take advantage of investment opportunities that would otherwise be available for Altrius’s clients; or

●	to mislead any client, including making a statement that omits material facts.

The Company is subject to various laws, rules and regulations. While you are not expected to know the details of each and every regulation you are required to be familiar with the Company’s policies and procedures noted within this Code, as well as those outlined in greater detail in the Company’s compliance manual.

The Company’s management will review the terms and provisions of this Code at least annually and make amendments as necessary. Any amendments will be distributed to all Associated Persons of the Company, and the Company shall require each Associated Person to provide in writing an acknowledgement of their receipt, understanding and acceptance of the change(s). All associated persons shall sign the Initial Agreement to Abide by the Code of Ethics (Appendix A) upon hire. The Company will review the Code annually with employees and all associated persons are required to sign the Annual Certification of Compliance to the Code of Ethics (Appendix B).

1.5 Conflicts of Interest

As a matter of business policy, Altrius wants to avoid even the appearance that Altrius, its employees or others receive any improper benefit from information about client trading or client accounts or from Altrius’s relationships with clients or with the brokerage community. Your employment with the Company must be your primary business association and take precedence over any other employment or outside business activities. You may not hold any position, paid or unpaid, that competes with Altrius or conflict with your duties.

1.5.1 Outside Business Activities

Any employment or other outside activity by an employee may result in possible conflicts of interests for the individual and/or for Altrius and should be approved by the CCO or his/her designee and disclosed on the “Conflicts of Interest Disclosure Form” (Exhibit C). Outside activities which must be reviewed and approved include such activities as the following:

1.	being employed or compensated by any other entity;

2.	being active in any other business, without exception, including part-time, evening or weekend employment;

3.	serving as an officer, director, partner, etc., in any other entity, including publicly traded companies and charitable foundation boards;

4.	maintaining ownership interest in any non-publicly traded company or other private investments;

5.	engaging or participating in any investment or business transaction or venture with any Company client.

1.5.2 Financial Interests or Ownership in Other Business

Ownership in other business interests requires prior written approval from the CCO or his/her designee and disclosed on the “Conflicts of Interest Disclosure Form” (Appendix C). Ownership interests that are found to compete with Altrius or in entities that do business with Altrius will not be permitted.

1.5.3 Gifts and Entertainment

An Associated Person may not accept gifts, favors, entertainment, special accommodations or other things of material value that could influence your decision-making or make you feel obligated to do business with them. Similarly, an Associated Person should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel obligated to do business with Altrius or the Associated Person.

Specifically, no Associated Person may receive any gift, service or other thing of more than de minimis value (not to exceed $250 annually) from any person or entity (multiple persons employed by the same entity are defined as a single entity and subject to aggregated limits) that does business with or on behalf of Altrius without CCO approval. Under no circumstances may an Associated Person accept cash. If you have any questions regarding the appropriateness of gifts, you must contact CCO before accepting it.

Giving client gifts outside of standard company gifts must be disclosed using the Client Gift Approval Form (Appendix D). If proposed gift or entertainment exceeds $250 approval of CCO required.

These gift requirements do not apply where the Associated Person has a clear prior personal relationship with the gift provider.

Any gift or entertainment provided by Altrius to a labor union or a union official at more than $250 per fiscal year must be reported on Department of Labor Form LM-10 within 90 days following the end of Altrius’s fiscal year. Consequently, all gifts and entertainment provided to labor unions or union officials must approved by the CCO (Appendix D). Similarly, no Associated Person may give or offer gifts or entertainment with an aggregate value exceeding $250 per year to any ERISA plan fiduciary. Consequently, all gifts and entertainment provided to ERISA plan fiduciaries must be approved by the CCO. (Appendix D)

1.5.4 Political Contributions / Services for Government Entities

SEC Rule 206(4)-5 was specifically enacted to prevent registered investment advisers, including Altrius and its Covered Associates, from making or soliciting political contributions for the purpose of influencing the award of advisory contracts to the Company by government officials. “Covered Associate” shall mean: (i) Any general partner, managing member or executive officer, or other individual with a similar status or function; (ii) Any employee who solicits a government entity for the Company and any person who supervises, directly or indirectly, such employee; and (iii) Any political action committee controlled by Altrius or by any of the aforementioned persons. No employee may donate to any executives, employees or elected officials who are in a position to approve advisory contracts or influence the selection of an investment adviser without permission from the Chief Compliance Officer using the form in Appendix E). Generally, political contribution requests will be granted if the requested donation is no greater than $350 if the contributor is entitled to vote for the candidate and $150 if the contributor is not entitled to vote for the candidate. All political contributions must be reported quarterly. Additionally, upon hire all new employees shall disclose to CCO all political contributions made within 2 years of their hire date on the New Hire Political Contribution Form (Appendix F).

1.5.5 Charitable Contributions

Donations by Altrius or Altrius employees to charities with the intention of influencing such charities to become clients are strictly prohibited. Employees should notify CCO of any actual or apparent conflict of interest in connection with any charitable contributions or about any contribution that could give an appearance of impropriety.

1.5.6 Conflicts Among Client Interests

Conflicts of interest may arise where Altrius or its employees have reason to favor the interests of one client over another client. Altrius prohibits inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty. Additionally, Altrius prohibits employees from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including purchasing or selling such securities.

1.5.7 Other Outside Activities

●	Custodianships and Powers of Attorney. It is expected that most custodianships and Powers of Attorney will be for minors or other members of the immediate family. These will be considered as automatically authorized and do not require approval from Altrius. However, approval of Altrius is required for all other custodianships. Entrustment with a Power of Attorney to execute securities transaction on behalf of another requires prior approval and disclosure on the Conflicts of Interest Disclosure Form (Appendix C)

●	Trustees. It is Altrius’s policy that neither Altrius nor any employee will act as a trustee except in situations where there is a clear prior personal relationship. All such existing or prospective relationships should be reported to the CCO on the Conflicts of Interest Disclosure Form (Appendix C).

1.5.8 Oversight of Compliance Department

The Chief Compliance Officer is subject to the same policies and procedures regarding pre- clearance of personal trades, outside business activities, political contributions, charitable donations, and gifts and entertainment. All pre-approval or CCO oversight will be administered by and reported to CEO, President or Chief Financial Officer. Annual Securities Holdings and Quarter Securities Transaction reviews will be conducted in the same manner.

1.6 Confidentiality of Information

As a financial services company, Altrius has responsibilities for safeguarding the information of our clients and the proprietary information of Altrius. You should be mindful of this obligation when you use the telephone, fax, electronic mail and other means of storing and sending information. You should not discuss confidential information in public areas where it can be overheard, read confidential documents in public places, or discard documents where they can be retrieved by others.

It is Altrius’s policy to protect, and maintain the accuracy of, client personal information. Altrius has implemented internal controls and procedures designed to maintain accurate records concerning client personal information. Altrius’s clients have the right to contact Altrius if they believe that Company records contain inaccurate, incomplete, or stale information about them. Altrius will respond in a timely manner to correct the information.

To protect client personal information, including consumer report information, Altrius maintains the following security measures and safeguards for the storage of, access to, and disposal of client personal information, including consumer report information, obtained and/or maintained in hard copy and/or electronically, as well as access and protections of its computer and information systems:

1.	limiting access to nonpublic and consumer report information to those Altrius personnel who require the information in order to help provide services;

2.	locking rooms and file cabinets where paper records are stored;

3.	protecting storage areas against destruction or potential damage from environmental hazards;

4.	storing electronic nonpublic and consumer report information on a secure server that is accessible only with a password;

5.	maintaining secure backup media;

6.	storing archived data off-line and/or in a physically secure area;

7.	supervising the disposal of records containing nonpublic and consumer report information;

8.	shredding nonpublic and consumer report information recorded on paper and storing such material in a secure area until it is collected by a recycling service;

9.	erasing all data when disposing of computers, diskettes, magnetic tapes, hard drives, or any other electronic media containing nonpublic and consumer report information;

10.	disposing of outdated nonpublic and consumer report information promptly;

11.	using anti-virus software that updates automatically

1.7 Privacy

Altrius views protecting private information regarding its clients and potential clients as a top priority. Pursuant to the requirements of the Gramm-Leach-Bliley Act (the “GLBA”) and guidelines established by the Securities Exchange Commission regarding the Privacy of Consumer Financial Information (Regulation S-P), Altrius has instituted the following policies and procedures in an effort to ensure that such non-public private information is kept private and secure. This policy also outlines how Altrius and its Associated Persons are allowed to use the confidential personal information collected in connection with its advisory activities.

This Privacy Policy covers the practices of Altrius and applies to all non-public personally identifiable information, including information contained in consumer reports, of Altrius’s current and former clients.

You should be familiar with Altrius’s Privacy Policy and the limitations on how client information can be used and shared. You should also be familiar with the policies and safeguards we maintain to protect the security of customer information. If you have any questions about whether any disclosure of client information is permitted, you should direct them to CCO.

1.8 Form ADV Disclosure

Altrius shall include in Form ADV, Part 2A or similar document, a summary of Altrius’s Code and shall state that Altrius will provide a copy of the Code to any client or prospective client upon request.

1.9 Insider Trading Policy

The purpose of these policies and procedures (the “Insider Trading Policies”) is to educate our Associated Persons regarding insider trading, and to detect and prevent insider trading by any person associated with the Company. The term “insider trading” is not defined in the securities laws, but generally, it refers to the use of material, non-public information to trade in securities or the communication of material, non-public information to others.

All Associated Persons of Altrius, including contract, temporary, or part-time personnel, or any other person associated with Altrius are prohibited from the following activities:

1.	trading or recommending trading in securities for any account (personal or client) while in possession of material, non-public information about the issuer of the securities;

2.	communicating material, non-public information about the issuer of any securities to any other person; and

3.	communicating information known to be false to others (including but not limited to clients, prospective clients and Associated Persons) with the intention of manipulating financial markets for personal gain.

The activities described above are not only violations of these Insider Trading Policies, but also may be violations of applicable law.

Any Associated Person who possesses or believes that he/she may possess material, non- public information about any issuer of securities must report the matter immediately to the CCO. The CCO will review the matter and provide further instructions regarding appropriate handling of the information to the reporting individual. “Material information” generally includes:

●	any information that a reasonable investor would likely consider important in making his or her investment decision; or

●	any information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Examples of material information include the following: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Non-Public Information. Information is “non-public” until it has been effectively communicated to the market and the market has had time to “absorb” the information. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public.

The legal consequences for trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation. Penalties may include:

●	civil injunctions;

●	jail sentences;

●	revocation of applicable securities-related registrations and licenses; fines for the person who committed the violation of up to three times the profit gained, or loss avoided, regardless of whether the person actually benefited; and

●	fines for the Associated Person or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained, or loss avoided.

In addition, Altrius’s management will impose serious sanctions on any person who violates the Insider Trading Policies. These sanctions may include suspension or dismissal of the person or persons involved.

1.10 Personal Trading Transaction Procedures and Reporting

It is the general policy of Altrius to allow Associated Persons to buy or sell securities subject to the preclearance requirement and the prohibitions listed above. Associated Persons are required to notify and receive preclearance from the CCO about the purchase or sale of ALL Reportable Securities, except the following:

●	Securities managed by Altrius in an account custodied at Altrius’s preferred custodian;

●	Purchases or sales over which an Associated Person has no direct or indirect influence or control;

●	Purchases or sales pursuant to an automatic investment plan;

●	Acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganization or distribution generally applicable to all holders of the same class of securities;

●	Registered open end investment company shares;

●	Unit investment trusts;

●	Exchange Traded Funds (“ETFs and ETNs”); or

●	Money market funds.

1.10.1 Restricted Transactions

The following outline restrictions of Access Persons:

●	Access Persons may not acquire any Beneficial Ownership in any security in an initial public offering without first seeking written approval from the CCO.

●	Purchases and sales of restricted securities issued by public companies are generally prohibited, unless the CCO determines that the contemplated transaction will raise no actual, potential, or apparent conflict of interest.

●	Any Access Person wishing to purchase or sell a security obtained through a private placement, including purchase of any interest in a hedge fund, must first seek written approval by the CCO. In addition, if an Associated Person who owns a security in a private company knows that Altrius is about to engage in an IPO, he or she must disclose this information to the CCO.

●	Participation in Investment Clubs must be approved in writing by the CCO in advance of any such participation.

●	All transactions of open-end mutual funds (investment companies registered under The Investment Company Act) advised or sub-advised by Altrius must be pre-cleared.

1.10.2 Pre-Clearance

The pre-clearance requirements and associated procedures are designed to identify any prohibition or limitation applicable to a proposed investment. Altrius requires pre-clearance of all Covered Securities (defined in 1.3 above) Associated Persons’ trade when the Associated Person does not have their portfolios actively managed by Altrius. Pre-clearance is obtained by first completing and signing the Personal Securities Trading Request Form (Appendix G) and submitting the form to the CCO for approval.

If pre-clearance is obtained, the trade must be executed on the day the approval is received otherwise the pre-clearance will be voided and require resubmission of the pre-clearance requests. If a pre-clearance is received and the employee is only partially able to complete the transaction, additional approval(s) is required for the remaining quantity requested. The CCO may revoke a pre-clearance at any time after it is granted and before the transaction is executed.

1.10.3 Timing of Personal Transactions

If Altrius is purchasing/selling or considering for purchase/sale any Covered Security on behalf of a Client Account, no Access Person may affect a transaction in that Reportable Security prior to the client purchase/sale having been completed by Altrius, or until a decision has been made to not purchase/sell the Reportable Security on behalf of the Client Account and in accordance with Altrius’s preclearance and blackout policy, if any.

Additionally, for all Associated Persons with accounts managed by Altrius, all trades will be placed by Altrius’s trade order management software by authorized traders.

1.10.4 Case-by-Case Exemptions

Because no written policy can provide for every possible contingency, the CCO may consider granting additional exemptions from the Prohibitions on Trading on a case-by-case basis. Any request for such consideration must be submitted by the Access Person in writing to the CCO. Exceptions will only be granted in those cases in which the CCO determines that granting the request will create no actual, potential, or apparent conflict of interest.

1.11 Review and Recordkeeping Requirements

The CCO shall review personal trading reports for all Access Persons no less than quarterly and will otherwise take reasonable steps to monitor compliance with and enforce this Code of Ethics. Evidence of the reviews shall be maintained in Altrius’s files. The CEO or other qualified individual will review the CCO’s personal securities trading reports.

Altrius reserves the right to require the Access Person to reverse, cancel, or freeze, at the Access Person’s expense, any transaction or position in a specific security if Altrius believes the transaction or position violates its policies or appears improper. Altrius will keep all such information confidential except as required to enforce this policy or to participate in any investigation concerning violations of applicable law.

If Altrius discovers any trading activity that appears to be in violation of this policy, the CCO, and/or other senior representatives of Altrius, will meet with the Access Person to review the findings and to discuss additional pertinent information related to the situation. Where necessary, one or more of the following remedial actions may be taken:

●	Written warning that will be made a permanent part of the Access Person’s record;

●	Disgorgement of profits;

●	Monetary fine; and/or

●	Termination of employment.

All Access Persons must file three reports as described below, even if there are no holdings, transactions, or accounts to list in the reports. Copies of the Reporting Forms are included at the end of the Code or can be obtained from the CCO. Altrius may rely on brokerage statements to the extent such statements are made accessible to the CCO. Altrius prefers to have all employee accounts held at their primary custodian. Occasionally Altrius will grant the employee the authorization to hold the assets away from Altrius’s primary custodian so long as the employee provides quarterly statements in a timely manner and requests Pre-Clearance from CCO prior to execution of any covered securities trades.

Altrius will maintain the following records in a readily accessible place:

●	A copy of each Code that has been in effect at any time during the past five (5) years.

●	A record of any violation of the Code and any action taken because of such violation for five (5) years from the end of the fiscal year in which the violation occurred.

●	A record of all written acknowledgements of receipts of the Code and amendments for each person who is currently, or within the past five (5) years was an Associated Person.

●	Holdings and transaction reports made pursuant to the Code, including any brokerage confirmation statements submitted in lieu of these reports.

●	A list of the names of persons who are currently, or within the past five (5) years were Associated Persons.

●	A record of any decision, and supporting reasons for approving, the acquisition of securities by an Associated Person in private or limited offering for at least five (5) years after the end of the fiscal year in which approval was granted.

1.11.1 Initial Holdings Reports

No later than 10 calendar days after an Associated Person becomes an Access Person that Access Person must file an Initial Holdings Report with the CCO. A copy of Altrius’s Initial Personal Securities Holdings Report form (Appendix H).

The Initial Holdings Report requires that each Access Person list all Covered Securities on the date the Associated Person became an Access Person. It also requires each Access Person to list all brokers, dealers, and banks holding any Covered Account in which any securities are held on the date the Associated Person became an Access Person (or on the date this Code was adopted if the Associated Person was already an Access Person on such date).

Each Access Person must notify the CCO of any updates or changes to his or her Covered Accounts in which any securities are held within 10 days of such update or change. All information contained in the Initial Personal Securities Holdings Report must be current as of the date no more than 45 days prior to the date the report is submitted.

1.11.2 Quarterly Transaction Reports

No later than 30 calendar days after the end of March, June, September, and December, each year, each Access Person must file a Quarterly Transaction Report with the CCO. (Appendix J).

The Quarterly Report of Personal Securities Transactions requires each Access Person to list all transactions in Reportable Securities during the most recent calendar quarter in which the Access Person had Beneficial Ownership. This requirement may be satisfied by instructing the custodian for these accounts to send duplicate confirmations and brokerage account statements for the Covered Accounts, in which such transactions took place, to Altrius, c/o the CCO, provided all required information is included in the report and Altrius receives the confirmations or statements not later than 30 days after the close of the calendar quarter in which the transaction(s) took place. Alternatively, Access Persons may submit this information on the Quarterly Report of Personal Securities Transactions form provided by Altrius.

1.11.3 Annual Holdings Reports

By January 31 of each year, each Access Person must file an Annual Holdings Report with the CCO (Appendix I)

The Annual Personal Securities Holdings Report form requires the Access Person to list all Covered Securities in Covered Accounts in which any securities are held, and in which the Access Person had Beneficial Ownership as of December 31 of the previous year. It also requires the Access Person to list all brokers, dealers, and banks holding any accounts in which any securities are held, and in which such person had direct or indirect Beneficial Ownership on December 31 of the previous year. This requirement may be satisfied by instructing the custodian for these accounts to send duplicate confirmations and brokerage account statements for the Covered Accounts to Altrius, c/o the CCO, provided all required information is included in the report. Alternatively, Access Persons may submit this information on the Annual Personal Securities Holdings Report (Appendix I) form provided by Altrius. All information contained in the holding report must be current as of the date no more than 45 days prior to the date the report is submitted.

1.12 Compliance and Reporting Procedures

You must comply with the Code and take prompt action to report actual or suspected violations to the Code. You may not engage in conduct to circumvent the Code (e.g., by asking family members to accept gifts on your behalf that you would be prohibited from accepting under the Code).

You are required to report any violation of the Code, by any person, to the CCO or other appropriate persons of Altrius immediately. These reports will be held in confidence.

Code of Ethics Appendices

CODE OF ETHICS – EXHIBIT A: INITIAL ACKNOWLEDGEMENT OF RECEIPT
AND ACCEPTANCE OF CODE OF ETHICS

By signing below, I certify that I have received, read, understand, have abided by, and will continue to abide by Altrius’s Code of Ethics. I understand that any questions about Altrius’s Code of Ethics should be directed to the Chief Compliance Officer.

Print Name:

Signature:

Date:

CODE OF ETHICS – EXHIBIT B: ANNUAL ACKNOWLEDGEMENT OF RECEIPT
AND ACCEPTANCE OF CODE OF ETHICS

By signing below, I certify that I have received, read, understand, have abided by and will continue to abide by Altrius’s Code of Ethics. I understand that any questions about Altrius’s Code of Ethics should be directed to the Chief Compliance Officer.

Print Name:

Signature:

Date:

CODE OF ETHICS – EXHIBIT C: CONFLICT OF INTEREST
DISCLOSURE STATEMENT

As a registered investment advisor, Altrius has a fiduciary duty to act in the best interests of its clients. To ensure the clients are treated fairly and equitably, Altrius must proactively manage all identified conflicts of interest. In your role with Altrius, you should consider whether any of your relationships or activities create an actual, or perceived, conflict of interest.

While not an exhaustive list, examples of relationships or activities that may create a conflict of interest include:

●	Management by Altrius of a separate account for you and/or a member of your family

●	You have a close personal relationship with a trader/broker dealer used or could be used to trade securities for client accounts

●	A member of your family is a senior executive of a publicly traded company or other company that Altrius may purchase/sell on behalf of our clients

●	You serve as a trustee for any client account

●	You have signatory authority over a client account

●	You serve as a board member for a privately held company or charitable foundation

●	You have a part-time/seasonal job with another company

Please detail below any individual or entity with whom you have a business or personal relationship that may create an actual or perceived conflict. By signing below, I certify that I have received, read, understand, have abided by and will continue to abide by Altrius’s Code of Ethics. I understand that any questions about Altrius’s Code of Ethics should be directed to the Chief Compliance Officer.

	INDIVIDUAL OR ENTITY	RELATIONSHIP OR ACTIVITY
☐	Broker Dealer/Trader/Investment Banking
☐	Altrius Client
☐	Public Company Executive
☐	Private Company Board/Ownership
☐	Charitable Foundation Board
☐	Altrius Client Trustee or Signatory
☐	Business Venture with Client
☐	Outside Employment
☐	Other conflict/potential conflict

Print Name:

Signature:

Date:

EXHIBIT D: CLIENT PROSPECTIVE CLIENT GIFT OR ENTERTAINMENT
APPROVAL FORM

By signing below, I certify that I have received, read, understand, have abided by, and will continue to abide by Altrius’s Code of Ethics. I understand that any questions about Altrius’s Code of Ethics should be directed to the Chief Compliance Officer.

Client/Prospective Client/Name:

Client Account Number(s):

Gift description:

Gift value:

Reason for gift:

Labor union/ERISA Plan Fiduciary (yes/no):

Print Name:

Signature:

Date:

If over Labor Union/ERISA Plan Fiduciary or gift or entertainment in excess of $250 CCO approval required.

CCO Approval:

CODE OF ETHICS – EXHIBIT E: POLITICAL CONTRIBUTIONS REQUEST

_____ Listed below are all of my political contributions requesting approval. I understand and have complied in all respects with the Political Contributions – “Pay to Pay Policy of Altrius (Section 4.5.4). I also certify to the best of my knowledge that neither my spouse nor dependents have made or intend to make any contributions to indirectly circumvent this policy.

Name of Candidate	Public Office	Jurisdiction	Contribution Amount	Eligible to Vote for Candidate

Print Name:

Signature:

Date:

CCO or CCO Designee:

Date:

*	Altrius Capital Management is an equal opportunity employer and does not discriminate against applicants or employees based on political affiliation. We ask you to disclose your political contributions solely to comply with State and Federal “pay to play” laws.

CODE OF ETHICS – EXHIBIT F: NEW EMPLOYEE POLITICAL
CONTRIBUTIONS REPORT

_____ I hereby certify that I did not make any political contributions during the preceding two years prior to the first date of employment at Altrius. I also certify to the best of my knowledge that neither my spouse nor dependents have made contributions to indirectly circumvent this policy during the same period.

_____ I hereby certify that I have made and reported below all of my political contributions during the preceding two years prior to the first date of my employment at Altrius. I also certify to the best of my knowledge that neither my spouse nor dependents have made contributions to indirectly circumvent this policy during the same period.

Name of Candidate	Public Office	Jurisdiction	Contribution Amount	Date of Contribution

Print Name:

Signature:

Date:

*	Altrius Capital Management is an equal opportunity employer and does not discriminate against applicants or employees based on political affiliation. We ask you to disclose your political contributions solely to comply with State and Federal “pay to play” laws.

CODE OF ETHICS – EXHIBIT G: PERSONAL SECURITIES TRADING REQUEST

Purchase or Sale
Account where transaction executed
Date of Transaction
Name of Issuer
Ticker or CUSIP
Type of Security (common stock, bond, preferred stock)
Quantity (number of shares or units)
Price per share/unit
Total trade amount
Broker

This Personal Securities Trading Request Form is only valid for the day for public securities transactions. If the public security trade is not completed on the date preauthorization is granted the trade must be reauthorized.

Print Name:

Signature:

Date:

Publicly Traded Security Approval:	Approve/Deny
Security is not held in a client account at the time of the request
Security is held or expected to be held in a client account time of the request

Approved/Denied By:	Date:

CODE OF ETHICS – EXHIBIT H: INITIAL PERSONAL SECURITIES
HOLDINGS AND ACCOUNTS REPORT

_____ I have no personal or immediate family Covered Accounts to disclose and thus have no Covered Securities to disclose

_____ The following is a list of my personal holdings and accounts and those of my immediate family members. For each account disclosed below, employee may have the broker/custodian provide Altrius’s Chief Compliance Officer with a duplicate account statement at least quarterly unless an exemption from disclosure is approved by the CCO. If the account is managed by Altrius no duplicate statements are required.

As of ______________ I hold the following Covered Securities:

Security Name/Description	Security Ticker/CUSIP	Number of Shares/Units Owned

As of ______________ I hold the following Covered Accounts:

Account Name	Account Number	Broker/Custodian

Print Name:

Signature:

Date:

CODE OF ETHICS – EXHIBIT I: ANNUAL PERSONAL SECURITIES
HOLDINGS AND ACCOUNTS REPORT

_____ I have no personal or immediate family Covered Accounts to disclose and thus have no Covered Securities to disclose

_____ The following is a list of my personal holdings and accounts and those of my immediate family members. For each account disclosed below, employee may have the broker/custodian provide Altrius’s Chief Compliance Officer with a duplicate account statement at least quarterly unless an exemption from disclosure is approved by the CCO. If the account is managed by Altrius no duplicate statements are required.

As of _______________ I hold the following Covered Securities:

Security Name/Description	Security Ticker/CUSIP	Number of Shares/Units Owned

As of _______________ I hold the following Covered Accounts:

Account Name	Account Number	Broker/Custodian

Print Name:

Signature:

Date:

CODE OF ETHICS – EXHIBIT J: QUARTERLY PERSONAL SECURITIES
HOLDINGS REPORT

QUARTER ENDING: ________________

_____ During the above period, I have not purchased or sold any Covered Securities in my personal brokerage account or in any account in which I have a direct or Beneficial Ownership

_____ During the above period I have purchased, sold, or have otherwise obtained Beneficial Ownership in Covered Securities in Covered Account(s) managed at Altrius and thus do not need to complete the table below.

_____ During the above period I have purchased, sold, or have otherwise obtained Beneficial Ownership in the following Covered Securities in Covered Account(s) managed outside of Altrius:

Security Name/Description	Security Ticker/CUSIP	Number of Shares/Units	Total $ Amount	Buy/Sell	Account Number	Transaction Date

_____ During the above period, I have disclosed to Altrius any new accounts in which I have a direct or indirect Beneficial Ownership. I understand that should I obtain Beneficial Ownership in any account I agree to promptly notify Altrius.

Print Name:

Signature:

Date: